Exhibit 5.1

[Monsanto Company Letterhead]

June 29, 2012

Monsanto Company

800 N. Lindbergh Boulevard

St. Louis, Missouri 63167

Phone (314) 694-1000

Ladies and Gentlemen:

As Executive Vice President, Secretary and General Counsel of Monsanto Company, a Delaware Corporation having its general offices at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 (the “Company”), I am familiar with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended. The Registration Statement relates to the Rescission Offer with respect to 1,808,084 shares of the Company’s Common Stock $.01 par value, purchased through the Monsanto Savings and Investment Plan (the “Plan”).

I am also familiar with the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated By-Laws as now in effect, and with all corporate and other proceedings taken by the Company’s Board of Directors relative to the authorization of the Rescission Offer and the Plan, including the delivery of the aforesaid 1,808,084 shares of Common Stock thereunder.

It is my opinion that the aforesaid 1,808,084 shares of Common Stock, at the time of issuance by the Company, were validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to and references to this opinion in said Registration Statement and to its use in connection therewith. My consent is not an admission that the consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ David F. Snively
David F. Snively Executive Vice President, Secretary and General Counsel, Monsanto Company